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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                                 Entegris, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    29362U104
                         ------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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-------------------                                            -----------------
CUSIP No. 29362U104                 13G/A                      Page 2 of 5 Pages
-------------------                                            -----------------
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 1         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           James E. Dauwalter
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 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                            (a) [_]
                            (b) [_]
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 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
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                                       5      SOLE VOTING POWER

                                              1,919,220
                                      ------------------------------------------
      NUMBER OF                        6      SHARED VOTING POWER
       SHARES
    BENEFICIALLY                              3,425,697
      OWNED BY                        ------------------------------------------
        EACH                           7      SOLE DISPOSITIVE POWER
      REPORTING
       PERSON                                 1,919,220
        WITH                          ------------------------------------------
                                       8      SHARED DISPOSITIVE POWER

                                              3,425,697
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,344,917
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [X]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.65%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTION BEFORE FILLING OUT!

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Item 1.

          (a)  Name of Issuer:

               Entegris, Inc.

          (b)  Address of Issuer's Principal Executive Office:

               3500 Lyman Boulevard
               Chaska, MN 55318

Item 2.

          (a)  Name of Person Filing:

               James E. Dauwalter

          (b)  Address of Principal Business Office:

               3500 Lyman Boulevard
               Chaska, MN 55318

          (c)  Citizenship:

               U.S.A.

          (d)  Title of Class of Securities:

               Common Stock, $.01 par value

          (e)  CUSIP Number:

               29362U104

Item 3.   Not Applicable.

Item 4.   Ownership

          (a)  Amount beneficially owned:

               5,344,917 shares. The number of shares beneficially owned as of December 31, 2001 includes 1,365,740 shares held directly, 770,485 shares held by family members, 93,923 shares held by family foundation, 2,250,000 shares held by Carville Company, L.P., a grantor retained annuity trust which was formed by Reporting Person as part of a series of transactions for estate planning purposes, 311,289 shares allocated to Mr. Dauwalter's account under the Entegris, Inc.

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          ESOP, and an aggregate of 553,480 shares subject to stock options exercisable within 60 days.

          (b)  Percent of Class:

               7.65%

          (c)  Number of Shares as to Which Such Person Has:

               (i)  sole power to vote or direct the vote:

                    1,919,220

               (ii) shared power to vote or direct the vote:

                    3,425,697

              (iii) sole power to dispose or direct the disposition of:

                    1,919,220

               (iv) shared power to dispose or to direct the disposition of:

                    3,425,697

Item 5.   Not Applicable.

Item 6.   Not Applicable.

Item 7.   Not Applicable.

Item 8.   Not Applicable.

Item 9.   Not Applicable.

Item 10.  Not Applicable.

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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 13, 2002


                                       By: /s/ James E. Dauwalter
                                           -------------------------------------
                                           James E. Dauwalter